Ex 23.1  Consent of James Slayton

James E. Slayton, CPA
2858 WEST MARKET STREET
SUITE C
FAIRLAWN, OHIO 44333
1-330-865-3553




Board of Directors                                             December 15, 2000
Rent USA, Inc. (The Company)
PO Box 10
San Dimas, CA 91773-0010

     I have audited the Balance Sheet of Rent USA, Inc. (A Development Stage Company) for the fiscal years ended December 31, 1998 and December 31, 1999 and the related Statements of Operations, Stockholders' Equity and Cash Flows for the period July 27, 1998 (Date of Inception) to December 31, 1998 and the fiscal year ended December 31, 1999 and the cumulative period from July 27, 1998 (Date of Inception) to December 31, 1999.

I consent to the use of the Auditor's Report and Financial Statements above noted in the use of filings with the Securities & Exchange Commission necessary now or in the near future.

/s/ James E. Slayton
-------------------------
James E. Slayton, CPA
Ohio License ID# 04-1-15582